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                           FULBRIGHT & JAWORSKI L.L.P.
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP
                              666 FIFTH AVENUE                     HOUSTON
                        NEW YORK, NEW YORK 10103-3198          WASHINGTON, D.C.
                                                                   AUSTIN
TELEPHONE 212/318-3000                                           SAN ANTONIO
FACSIMILE 212/752-5958                                              DALLAS
                                                                  NEW YORK
                                                                LOS ANGELES
                                                                  LONDON
                                                                 HONG KONG

November 8, 1999



Global Pharmaceutical Corporation
Castor & Kensington Avenues
Philadelphia, PA 19124-5694

Ladies and Gentlemen:

     In connection with the Merger (the "Merger") of Impax Pharmaceuticals, Inc. ("Impax") with and into Global Pharmaceutical Corporation ("Global") pursuant to the Agreement and Plan of Merger ("Merger Agreement"), dated as of July 26, 1999, by and among Global and Impax, you have asked that we deliver to you this opinion with respect to certain federal income tax consequences of the Merger. All capitalized terms not otherwise defined herein have the meaning assigned to them in the Merger Agreement or the Joint Proxy Statement/Prospectus of Global (the "Joint Proxy Statement/Prospectus"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to Global in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

     1.   The Merger Agreement;

     2.   The Joint Proxy Statement/Prospectus;

     3. Representations made to us by Global in an Officer's Certificate reproduced as Attachment A hereto;

     4. Representations made to us by Impax in an Officer's Certificate reproduced as Attachment B hereto; and

     5. Such other documents, records and matters of law as in our judgment were necessary or appropriate.



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November 8, 1999
Page 2

     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that original documents (including signatures) are authentic, that documents submitted to us as copies conform to the original documents, and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we hereby confirm that our opinions regarding the federal income tax consequences of the Merger are set forth in the Joint Proxy Statement/Prospectus under the caption "The Merger Agreement--Material Federal Income Tax Consequences."

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

          1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and we cannot provide assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, we cannot provide assurance that future legislative, judicial or administrative changes would not, on either a prospective or retroactive basis, adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws as they might relate to this opinion.

          2. This opinion addresses only the matters set forth in the Joint Proxy Statement/Prospectus section entitled "The Merger Agreement--Material Federal Income Tax Consequences." The opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction.

          3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement. Moreover, we have assumed that all the transactions described in the Merger Agreement have been or will be consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof and that all of the representations, warranties, statements and assumptions upon which we have relied remain true and accurate at all relevant times. Any change after the date hereof in the facts and circumstances surrounding the Merger, or any inaccuracy in the representations, warranties, statements and assumptions upon which we have relied may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

          4. This opinion is intended solely for your benefit and for the benefit of the shareholders of Impax and Global. This opinion may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

     We consent to the filing of this opinion as Exhibit 8 to the Registration Statement on Form S-4 filed on November 9, 1999 filed with the Securities and Exchange Commission by Global and the reference to this firm under the headings "Material Federal Income Tax Consequences" and "Legal Matters" in such Registration Statement, and to the inclusion of our opinion in the Joint Proxy Statement/Prospectus.



                                          Very truly yours,


                                          /s/ Fulbright & Jaworski L.L.P.